                                                               Exhibit 10.27

[Note: Certain portions of this document have been marked "[XXX]" to indicate that confidentiality has been requested for this information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

As of April 15, 1997

Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, New York 10021
Attention:  Mr. James S. Quirk

      RE: Progenics Pharmaceuticals, Inc.

Dear Mr. Quirk:

      As you may know, Progenics Pharmaceuticals, Inc. ("Progenics") and Bristol-Myers Squibb Company ("BMS") have entered into a sublicense agreement (the "Progenics/BMS Sublicense Agreement") whereby Progenics has sublicensed BMS under certain patent and technology rights relating to the treatment of human cancers for which Progenics has acquired a license from you pursuant to that license agreement dated November 17, 1994 between Progenics and you (the "Sloan-Kettering/Progenics License Agreement"). A copy of the Progenics/BMS Sublicense Agreement is enclosed.

      To facilitate the creation of the relationship between BMS and Progenics and to provide for certain terms of the relationship among BMS, Progenics and you, we ask that you agree with us to the following:

      1.    Sublicense.

            (a) We believe that the Progenics/BMS Sublicense Agreement meets the requirements of Section 6.02 of the Sloan-Kettering/Progenics License Agreement, to the extent relevant and appropriate. Further, in compliance with Section 6.02 of the Sloan-Kettering/Progenics License Agreement, BMS acknowledges and agrees that Sloan-Kettering shall be a third party beneficiary under the Progenics/BMS Sublicense Agreement with respect to BMS's obligations under such relevant Sections.

            (b) All upfront fees and royalty payments to be made by BMS to Progenics pursuant to Section 4 of the Progenics/BMS Sublicense Agreement shall be paid by Progenics to Sloan-Kettering in satisfaction of Progenics's royalty obligation to Sloan-Kettering under the Sloan-Kettering/Progenics License Agreement with respect to Sublicense Royalties due on Sublicense Income (as such terms are defined in the Sloan-Kettering/Progenics License Agreement) received by Progenics from BMS thereunder.

      2. Representations and Warranties. Sloan-Kettering represents and warrants that: (a) the Sloan-Kettering/Progenics License Agreement is in full force and effect and has not been modified or amended; and (b) to the best of Sloan-Kettering's knowledge, neither Sloan-Kettering nor Progenics is in default under, and neither party claims or has grounds upon which to claim the other party is in default under, the Sloan-Kettering/Progenics License Agreement.

      3. Termination of Sloan-Kettering/Progenics License Agreement by Sloan-Kettering.

            (a) In the event that Sloan-Kettering seeks to terminate the Sloan-Kettering/Progenics License Agreement due to a default by Progenics, Sloan-Kettering shall provide to BMS a simultaneous copy of any notice of termination given to Progenics.

            (b) Upon receipt of any such notice from Sloan-Kettering by BMS, BMS shall have 45 days to determine whether to cure such default. In the event that Sloan-Kettering receives written notice from BMS during such 45-day period that BMS agrees to cure such default, Sloan-Kettering shall succeed to all of the rights and obligations of Progenics under the Progenics/BMS Sublicense Agreement as if Sloan-Kettering was a party thereto in lieu of Progenics. Commencing on the date of BMS's notice to Sloan-
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Sloan-Kettering Institute for Cancer Research
As of April 15, 1997
Page 2

Kettering, BMS shall have an additional 30 days within which to cure the prior default by Progenics. This shall be in lieu of BMS's rights as a sublicensee set forth in Section 6.03 of the Sloan-Kettering/Progenics License Agreement.

      4.    Amendments and Waivers by Sloan-Kettering.

            (a) Sloan-Kettering and Progenics hereby agree to amend the milestones set forth in Sections 5.01(c) and (d) of the Sloan-
Kettering/Progenics License Agreement to read in their entirety as follows:

                  "c) [XXX].

                   d) [XXX]."

            (b) Sloan-Kettering and Progenics hereby agree to amend Section 5.01 of the Sloan-Kettering/Progenics License Agreement to add the following provision:

            "The parties acknowledge and agree that the milestones contained in this Section 5.01 were established on the assumption that the milestones would apply to development of that certain LICENSED PRODUCT composed of GM2 conjugated to KLH and combined with QS-21 (the "GMK Vaccine"). In the event that development of the GMK Vaccine is terminated due to safety or efficacy reasons, the parties agree that the milestones set forth in this
      Section 5.01 shall not apply and the parties will negotiate in good faith to establish new milestones."

            (c) Sloan-Kettering hereby waives Section 14.01 of the Sloan-Kettering/Progenics License Agreement with respect to BMS, such that the Progenics/BMS Sublicense Agreement shall not be required to contain a comparable provision. Instead, BMS agrees that it will not hire as board members or employees any of [XXX] without first obtaining Sloan-Kettering's prior written consent.

            (d) Sloan-Kettering and Progenics hereby agree to amend the notice provision set forth in Article XIX of the Sloan-Kettering/Progenics License Agreement so that all notices to LICENSEE thereunder shall be copied to BMS at the following address:

                  Bristol-Myers Squibb Company
                  P.O. Box 4000
                  Route 206 & Province Line Road
                  Princeton, New Jersey 08543-4000
                  Attention:  Vice President and Senior Counsel,
                        Pharmaceutical Research Institute,
                        and Worldwide Franchise Management
                        and Strategic Business Development

or to such other address of which BMS shall notify the other parties in writing.

      5. Indemnification. BMS will indemnify and hold Sloan-Kettering harmless against any and all actions, suits, claims, demands, prosecutions, costs and expenses (including actual reasonable attorneys' fees) based on or arising out of the Progenics/BMS Sublicense Agreement, including, without limitation, the manufacture, packaging, use, sale, rental or lease of S-K Products, even if altered or used for a purpose not intended, or the use of S-K Licensed Patents or S-K Licensed Technical Information by BMS, its Affiliates, its Sublicensees or its (or their) customers and any
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Sloan-Kettering Institute for Cancer Research
As of April 15, 1997
Page 3

representation made or warranty given by BMS, its Affiliates or Sublicensees with respect to S-K Products or S-K Licensed Technology. Capitalized terms used in this Section and not defined in this Agreement shall have the meanings ascribed to them in the Progenics/BMS Sublicense Agreement.

      If the terms set forth in this letter are acceptable to you, please sign the two enclosed copies of this letter and return them in the envelope provided.


Sincerely yours,


PROGENICS PHARMACEUTICALS, INC.           BRISTOL-MYERS SQUIBB COMPANY


By: /s/ Paul J. Maddon                    By: /s/ Charles Linzner
    ------------------------------            ------------------------------
Name:  Paul J. Maddon, M.D., Ph.D.        Name:     Charles Linzner
Title: Chairman and Chief                 Title:    Vice President
         Executive Officer



AGREED TO AND ACCEPTED ON
5/28, 1997:

SLOAN-KETTERING INSTITUTE
     FOR CANCER RESEARCH


By: /s/ James S. Quirk
    ------------------------------
Name:     James S. Quirk
Title:    Senior Vice President
          Research Resources Management